Exhibit 21.1

List of Company Subsidiaries

Maitong Sunshine Cultural Development Co., Limited, a Samoa International Company

Maitong Sunshine Cultural Development Co., Limited, a Hong Kong Limited Company

Beijing Tongzhilian Cultural Development Co., Ltd., a PRC Limited Company